EXHIBIT 99.1

EVCARCO/THIRD STONE RELEASES MOBILE APPLICATION FOR
THE FISHERMANS ANALYST;
NEW CFO TO BE NAMED

Fort Worth, Texas – September 13, 2012 – Third Stone Corporation / EVCARCO, Inc. (OTCQB:EVCA) announced the release and immediate availability of their initial mobile application for The Fishermans Analyst. The app is available for iPhone and iPad platforms at http://itunes.apple.com/us/app/tfa-2-us-coastal-edition/id550520059?mt=8.

Walter Speck, Chairman and Executive Vice President, remarked, “This is the first step in executing our business plan. With downloads of mobile apps hitting 32 billion in June of this year, and growth rate expected to double by year end, we are excited to be in this fast moving market. Our apps in the development pipeline will continue to have a tremendous impact on our position in the industry.”

Gary Easterwood, President & CEO,  stated, “The TFA2 Coastal iPhone app is an important milestone on the technology roadmap we have charted. Now our customers can take the power of the TFA2 desktop application with them on the water to make decisions on best place and time for fishing success. Our development team is working now to complete complementary titles in the TFA suite of apps, and firmly establish Third Stone as the industry leader in the emerging technology.”

In addition, the EVCARCO Board of Directors and Shareholders announced that it has deemed it necessary and prudent to terminate the employment of CFO, Mr. Nikolay Frolov’s ‘at will’ employment due to failure to meet fiduciary responsibilities to the corporation in his capacity as CFO. These responsibilities include failure to timely file reports required by the Securities and Exchange Commission. The termination is effective immediately.  Candidates are being interviewed for replacement.

Gary Easterwood stated “It was time to move on and return our focus to the important task of bringing this company to profitability. I wish Mr. Frolov well in future endeavors.”

For more information on The Third Stone Corporation, Inc., please view: www.thirdstonecorp.com.  Shareholder inquiries should be directed to (972) 571-1624.

For more information on EVCARCO, Inc., please view: www.evcarco.com.  Shareholder inquiries should be directed to (972) 571-1624.

EVCARCO, Inc. is a Future Driven® Automotive Retail Group focused on deploying a coast-to-coast network of environmentally friendly franchised dealerships, vehicles, technologies and sustainable solutions. EVCARCO is bringing to market the most advanced clean technologies available in plug-in electric, alternative fuel, and pre-owned hybrid vehicles from multiple manufacturers.  EVCARCO also owns The Third Stone Corporation, a forward-thinking software provider dedicated to improving and enhancing lives through innovations of software development and data services for sport, financial, home automation and social networking.

Forward-Looking Statement
This release contains forward-looking statements that reflect EVCARCO, Inc. plans and expectations. In this press release and related comments by Company management, words like "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal" and similar expressions are used to identify forward-looking statements, representing management's current judgment and expectations about possible future events. Management believes these forward-looking statements and the judgments upon which they are based to be reasonable, but they are not guarantees of future performance and involve numerous known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance, achievements or financial position to be materially different from any future results, performance, achievements or financial position expressed or implied by these forward-looking statements.

Investor Relations Contact:
Jack Eversull
The Eversull Group, Inc.
972-571-1624
214-469-2361 fax
jack@theeversullgroup.com